SHAREHOLDERS AGREEMENT

This SHAREHOLDERS AGREEMENT dated February 22, 2006 and effective as of the Closing Date, is by and among (i) Alpine Holdco Inc., a corporation organized under the laws of Delaware (a wholly owned subsidiary of The Alpine Group, Inc.), and (ii) Superior Cables Holding (1997) Ltd., a company organized under the laws of the State of Israel, and an indirect wholly-owned subsidiary of The Alpine Group, Inc. ("SCH"), jointly and severally, (Alpine Holdco Inc. and SCH, collectively, “Alpine”) of the first part, and Shrem, Fudim, Kelner Technologies Ltd. ("Technologies"), a company organized under the laws of the State of Israel registration number 51-288280-4, in the name of and on behalf of ART P.E. (under construction), a limited partnership to be organized and registered under the laws of Israel, the sole general partners of which are expected to be either Technologies, Darid Holdings Ltd. and Danitan Management Ltd. or a limited partnership the sole general partners of which will be Technologies, Darid Holdings Ltd. and Danitan Management Ltd ("ART P.E (under construction)")) of the second part (Alpine and Technologies shall be referred to hereinafter, each a “Party” and collectively the “Parties”).

RECITALS:

WHEREAS Superior Cables Ltd. (the "Company") received, and will receive, from Bank Hapoalim Ltd. (the "Bank") line of credit and other financial services of various types; and

WHEREAS The Company wishes to restructure and refinance its current and future indebtedness and obligations to the Bank, including, but not limited to, converting US $15,000,000 of the Company’s debt to the Bank into subordinated debt, payable only upon the liquidation of the Company (the “Conversion”), all subject to and substantially as set forth in the terms and conditions of a refinancing agreement to be entered between the Company and the Bank, attached hereto as integral part hereof and marked "Exhibit A" (the "Bank Agreement"), and as described in the Cap Table (as defined herein); and

WHEREAS The Bank Agreement, among other things, provides that the Company will grant the Bank an option to purchase from the Company approximately 15% of the issued and outstanding share capital of the Company, exercisable not later than the eighth anniversary of the date of execution of the Bank Agreement ("the "Bank's Option); and

WHEREAS The Bank Agreement will become effective, among other things, concurrently with the Closing of an equity (or subordinated debt) investment in the Company in the aggregate sum of US$15,000,000, by Alpine and either Technologies or ART P.E, as provided under the Bank Agreement; and

WHEREAS As of the date hereof, Alpine, through SCH, holds 16,423,705 Ordinary Shares, of which Alpine, through SCH, will sell prior to or at the Closing, in a private sale, 8,400,000 Ordinary Shares to unrelated third parties; and

WHEREAS As of the date hereof and until the Closing, neither Technologies nor any of its Affiliates holds Ordinary Shares, and until the Closing will not hold any Ordinary Shares; and

WHEREAS As of the Closing, either (a) Technologies or (b) ART P.E (under construction) if (i) such limited partnership was incorporated and registered all as provided under and in accordance with the Partnership Ordinance [New Version] 1975, (ii) ART P.E (under construction), immediately after its incorporation and registration, has ratified and adopted this Shareholders Agreement, and (iii) upon Technologies’ written request to Alpine, then ART P.E. (under construction) will be referred to herein as "ART P.E", it will become a shareholder of the Company as provided for herein, and shall replace Technologies for the purposes of this Shareholders Agreement (the entity that will become a shareholder in the Company pursuant hereto shall be referred to hereinafter as "SFKT"); and

WHEREAS  Alpine wishes to invest US$ 10,000,000 in the Company in order to acquire from the Company at the Closing, as part of a private placement to be made by the Company, 75,000,000 Ordinary Shares, at a price of US$ 0.1333 per share (price in NIS per share will be determined on the Closing Date using the representative exchange rate of the US$ to the NIS most recently published by the Bank of Israel prior to that date, referred herein as "Rate of Exchange") ("Alpine's Investment"), all pursuant to and subject to (i) the terms and conditions of a private placement by the Company to SFKT and Alpine, (ii) the sale of 8,400,000 Ordinary Shares by SCH to unrelated third parties prior to or at the Closing, (iii) the execution of the Bank Agreement, (iv) SFKT's Original Investment, and (iv) obtaining the Approvals, as this term is defined herein; and

WHEREAS SFKT wishes to invest US$ 5,000,000 in the Company in a private placement ("SFKT's Original Investment") in order to (i) acquire from the Company at the Closing, as part of a private placement to be made by the Company, 46,192,664 Ordinary Shares, at a price of US$ 0.1082 per share (price in NIS per share will be determined on the Closing Date using the representative exchange rate of the US$ to the NIS most recently published by the Bank of Israel prior to that date) ("SFKT's Original Holdings"), and in addition (ii) receive from the Company an option to purchase from the Company 4,619,266 Ordinary Shares, exercisable, all or nothing, not later then within thirty (30) months from the Closing Date at a purchase price of US$ 0.1333 per share (price in NIS per share will be determined on the option's exercise date using the Rate of Exchange) ("SFKT's Option"), all pursuant to and subject to (i) the terms and conditions of a private placement to be effected by the Company to SFKT and Alpine, (ii) the execution of the Bank Agreement, (iii) Alpine's Investment, (iv) the sale of 8,400,000 Ordinary Shares by SCH to unrelated third parties prior to or at the Closing; and (v) obtaining the Approvals; and

WHEREAS Each of Alpine's Investment and SFKT's Original Investment are subject to the approval of (a) the Company's Audit Committee, Board of Directors and the Shareholders General Meeting, (b) the Tel Aviv Stock Exchange ("TASE"), (c) the Anti-Trust Commissioner, and (d) any and all other conditions, notices and approvals as may be required under any applicable law and the agreement whereby the Parties will acquire Ordinary Shares of the Company (“SPA”)(collectively: the "Approvals"); and

WHEREAS  A cap table describing the shareholdings in the Company prior to and after the Closing, and following the exercise of SFKT's Option and the Bank's Option and any and all other Convertible Securities existing as of the Closing Date, is attached hereto as integral part hereof and marked "Exhibit B" (the "Cap Table"); and

WHEREAS The parties desire to enter into this Shareholders Agreement;

NOW, THEREFORE, in consideration of the foregoing recitals, and the mutual representations, warranties, covenants, undertakings and agreements contained herein, subject to the terms and conditions set forth herein, the parties hereby represent, warrant, undertake and agree as follows:

SECTION 1. DEFINITIONS

1.1 As used in this Shareholders Agreement, the following terms shall have the following respective meanings (such meanings being equally applicable to both the singular and plural form of the terms defined):

"Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such Person.

"Closing" means the issuance and allotment of Ordinary Shares to Alpine Holdco Inc. and SFKT as specified in the preamble hereto.

"Closing Date" means the date on which the Closing occurs.

"Convertible Securities" means any evidences of indebtedness, options, warrants or other securities convertible into or exercisable or exchangeable for Ordinary Shares, including, but not limited to, the Bank's Option and SFKT's Option and options granted under the Company's Employee Stock Option Plan.

"Ordinary Shares" means ordinary shares, par value NIS 1.00, of the Company. In the event the Company reorganizes its share capital to no par value shares or to shares with NIS 0.01 par value, any reference to Ordinary Shares shall mean no par value shares or shares of NIS 0.01 par value of the Company, as the case may be.

"Person" shall be construed as broadly as possible and shall include an individual or natural person, a partnership (including a limited liability partnership), a corporation, a company, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a business, and any other entity.

"Shareholders Agreement" means this Shareholders Agreement, including all amendments, modifications and supplements hereto and any exhibits or schedules to any of the foregoing, and shall refer to this Shareholders Agreement as the same may be in force and effect at the time such reference becomes operative.

1.2 The following capitalized terms are defined in the following Sections of or other locations in this Shareholders Agreement:

Term	Section/Location
Acceptance Notice	7.3
Alpine	Preamble
Approvals	Recitals
ART P.E	Recitals
ART P.E (under construction)	Preamble
Bank	Recitals
Bank Agreement	Recitals
Bank's Option	Recitals
Business Days	15
Buyer	8.1
Cap Table	Recitals
Company	Recitals
Conversion	Recitals
Management Fees	10
Offer	7.1
Offeree	7.1
Offer Notice	7.1
Offer Notice Period	7.1
Offer Price	7.1
Offered Shares	7.1
Party, Parties	Preamble
Permitted Sale	7.6
Permitted Transfers	6.5
Permitted Transferees	6.5
Proposed Transferee	7.1
Rate of Exchange	Recitals
Right of First Offer	6.4.1
SCH	Preamble
Selling Party	8.1
SFKT	Recitals
SFKT's Option	Recitals
SFKT's Original Holdings	Recitals
SFKT's Original Investment	Recitals
Technologies	Preamble

SECTION 2. PREAMBLE AND APPENDICES

The preamble and recitals to this Shareholders Agreement and all exhibits attached hereto constitute an integral and binding part thereof.

SECTION 3. INTERPRETATION

The clause headings, captions and clause numbers in this Shareholders Agreement are inserted only as a matter of convenience of reference and in no way shall control, define, limit, affect or construe the scope of intent, meaning or construction of such clauses, nor in any way affect the interpretation of this Shareholders Agreement.

SECTION 4. DECLARATIONS AND REPRESENTATIONS OF THE PARTIES

Each Party hereto, severally as to itself, and not jointly, declares, confirms, represents, warrants and undertakes, to the other party that:

4.1 Such party is duly organized, validly existing, and in good standing under the laws of the state of its incorporation, and it has all necessary power, authority and capacity to enter into, execute, deliver and perform this Shareholders Agreement, and to consummate the transactions contemplated hereby;

4.2 The execution, delivery and performance of this Shareholders Agreement by such party has been duly and validly authorized and approved by all necessary corporate or other applicable action, as the case may be, and constitutes a valid and legally binding obligation of each party;

4.3 This Shareholders Agreement has been duly and validly executed and delivered by such party, enforceable against such party in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and/or other similar laws affecting the rights of creditors.

4.4 Subject to obtaining the Approvals required in order to consummate and perform this Shareholders Agreement and the SPA, the execution, delivery, and performance of this Shareholders Agreement by such party, and the consummation of the transactions contemplated hereby, does not and will not conflict with, result in a breach of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default), violate the terms of, result in the acceleration of any obligation, terminate, modify, or cancel, or require any notice under: (i) any applicable law, order, judgment, writ, injunction, decree or award of any governmental authority, agency or court, or other restriction of any governmental entity, agency or court, or the TASE; or (ii) any written and/or oral agreement, contract, commitment, lease, license, arrangement and/or other instrument to which such party is bound by or to which any of its assets is subject to; and/or (iii) any provision of the party's the certificate of incorporation, by-laws, articles of association, memorandum of association or certificate of registration, or any other similar document, as the case may be.

4.5 Each Party to this Shareholders Agreement is aware that the other Party has entered into this Shareholders Agreement in reliance, inter alia, upon the representations, declarations and undertakings of the other Party under this Shareholders Agreement.

SECTION 5. THE COMPANY'S BOARD OF DIRECTORS

Each Party hereto agrees to jointly support and vote all the Ordinary Shares owned by such Party in order to elect, appoint, dismiss or replace the members of the Company's Board of Directors as specified below.

Each Party hereto agrees to support and vote all the Ordinary Shares owned by such Party so that the Board of Directors of the Company shall be comprised of up to eleven (11) directors as follows:

5.1 Alpine will be entitled to elect, appoint, dismiss and replace six (6) directors, to the Company's Board of Directors. For the avoidance of doubt, in the event that the number of directors will be greater or less than eleven (11) then Alpine will be entitled to elect, appoint, dismiss and replace the majority of the directors to the Company's Board of Directors.

5.2 So long as SFKT’s shareholdings in the Company is not less than 50% of SFKT's Original Holdings, then SFKT will be entitled to elect, appoint, dismiss and replace two (2) natural Persons to the Company's Board of Directors, all of whom should be acceptable to Alpine.

5.3 So long as SFKT’s shareholdings in the Company is between 40% and up to 50% of SFKT’s Original Holdings, then SFKT will be entitled to elect, appoint, dismiss and replace only one (1) Person to the Company's Board of Directors, who should be acceptable to Alpine.

5.4 If SFKT’s shareholding in the Company falls below 40% of SFKT’s Original Holdings, then SFKT will have no right to elect, appoint, dismiss or replace a director to the Company's Board of Directors.

5.5 Alpine confirms that the following Persons are acceptable to Alpine for service on the Company’s Board of Directors: Itzhak Shrem, Doron Steiger; Offer Yarkoni, and Ofra Amir.

5.6 The election, appointment of any director, and the dismissal or replacement of any such director, by either SFKT or Alpine as set forth in sub sections 5.1 - 5.4 above, shall be as follows:

(i) Each Party hereto will notify the other, by a written notice given to the other Party (provided however that sub-section 5.6 (ii) hereof will apply only with respect to the directors proposed by SFKT), of the directors it wishes to elect, appoint, dismiss or replace, and both Parties will exercise all their voting rights in the Shareholders General Meeting of the Company in order to have them elected, appointed, dismissed or replaced, as the case may be.

(ii) In the event that SFKT wishes to propose natural Persons other than those specified in sub-section 5.5 above to serve as directors on the Company’s Board of Directors, then SFKT will notify Alpine of the directors it wishes to elect, appoint, dismiss or replace, by delivering a written notice to Alpine, providing the identity of those individuals together with their curriculum vitae, their expertise, list of the other positions they hold and businesses they conduct, and any other information reasonably required by Alpine for its decision. Alpine shall not be required to vote its Ordinary Shares for any director that is not acceptable to it.

5.7 The General Meeting of the Shareholders of the Company will elect, appoint, dismiss and replace three (3) additional directors as follows:

(i) two (2) external directors, as provided under any applicable law; and
(ii) one (1) additional director.

SECTION 6. RESTRICTIONS ON SALE OR TRANSFER OF SHARES

6.1 No Ordinary Shares held by the Parties, or any interest therein, or the SFKT's Option, shall be sold, assigned, transferred pledged, hypothecated or otherwise encumbered or disposed of, directly or indirectly, except in accordance with the provisions of this Shareholders Agreement and by any applicable law.

6.2  Transfers to Permitted Transferees. Notwithstanding anything in this Shareholders Agreement to the contrary, the restrictions contained in Sections 6.5, 7 and 8 of this Shareholders Agreement with respect to transfers of Ordinary Shares by the Parties shall not apply to transfers to the following transferees (“Permitted Transferees”):

any transfer by a Party to any Affiliate thereof (other than the Company), and any transfer by SFKT to any partner or Affiliate thereof; provided that, any such Permitted Transferee shall, prior to any such transfer, have agreed in writing to assume all the obligations of such transferring Party under this Shareholders Agreement by the execution and delivery to the other Party hereto a Joinder Agreement, in the form of "Exhibit C" hereto. The Transferring Party shall report on such transfer all as required under any applicable law.

6.3 Certain Permitted Transfers. The following transfers are permitted, subject always to the restrictions specified in Sections 6.5.1 and 6.5.2 below:

Any uncoordinated sale by either of the Parties on the TASE of an aggregate amount of less than: (i) 1,000,000 Ordinary Shares within a calendar quarter, (ii) 2,500,000 Ordinary Shares within a calendar year, and (iii) 5,000,000 Ordinary Shares until termination of this Shareholders Agreement. Notwithstanding anything in this Shareholders Agreement to the contrary, the restrictions contained in Sections 7 and 8 of this Shareholders Agreement with respect to transfers of Ordinary Shares shall not apply to such sales.

6.4 In addition to any other restriction on transfer contained in this Shareholders Agreement, no Party shall sell, assign, transfer, or dispose of any Ordinary Shares, or any interest therein, to any Person, unless such sale, assignment, transfer, or disposition is permitted under the Israeli securities laws as amended from time to time all as the same shall be in effect at that time, and all rules and regulations promulgated under all such laws.

6.5 Without derogating from any other restriction of sale in the Shareholders Agreement, the following additional provisions shall apply with respect to any sale or transfer of shares in the Company by SFKT:

6.5.1 During the first year following SFKT's Original Investment SFKT may sell or otherwise dispose or transfer no more than fifteen percent (15%) of SFKT's Original Holdings. SFKT's sale or other disposal or transfer of SFKT's Original Holdings is subject to a right of first offer as set forth in section 7 below ("Right of First Offer"), in favor of Alpine.

6.5.2 During the second year following SFKT's Original Investment, SFKT may sell up to 50% of SFKT's Original Holdings, subject to a Right of First Offer in favor of Alpine. (For the avoidance of doubt, it is clarified that any aggregate cumulative amount of Ordinary Shares sold pursuant to sub-sections 6.5.1 and 6.5.2 shall not exceed 50% of SFKT's Original Holdings).

6.5.3 As of the second anniversary to SFKT's Original Investment, and thereafter, SFKT will have free right of sale of the Ordinary Shares it holds, subject to a Right of First Offer in favor of Alpine.

6.5.4 SFKT may hypothecate its Ordinary Shares, SFKT' s Option, and the Ordinary Shares underlying SFKT' s Option, with a financial institution in order to finance the acquisition thereof, upon notice to Alpine, provided that the borrowed amount will not exceed 50% of SFKT s Original Investment with respect to SFKT’s Original Holdings and will not exceed 50% of the payment for the exercise of SFKT' s Option with respect to the SFKT Option, and the hypothecated securities would secure only the loan that financed the acquisition. Alpine will not have any restriction with respect to hypothecating its Ordinary Shares.

SECTION 7. RIGHT OF FIRST OFFER

Except as otherwise permitted under Sections 6.2, 6.3 and 8 hereto, and in addition to the other restrictions on sale or transfer of shares contained in this Shareholders Agreement, any transfer of Ordinary Shares, or any interest therein, by either Party to this Shareholders Agreement, shall be subject to the following provisions:

7.1 Notification - Any Party to this Shareholders Agreement proposing to transfer any of its Ordinary Shares, or with respect to SFKT - also a proposal to transfer the SFKT's Option, or any interest therein, (the “Offeror”) shall first deliver a written notice (the "Offer Notice") to the other party ("Offeree"), which Offer Notice shall specify in writing (the “Offer”):

(i) the type and number of Ordinary Shares which such Offeror wishes to sell or transfer (the “Offered Shares”);
(ii) the proposed purchase price per share for the Offered Shares as specified in Section 7.8 below (the “Offer Price”) ;
(iii) except with respect to an uncoordinated sale on the TASE - the identity of the proposed transferee (“Proposed Transferee”) including, the proposed transferee's full name and address; and
(iv) all other terms and conditions of the proposed transfer.

7.2 Response - Except with respect to an uncoordinated sale on the TASE, as provided in sub-section 7.5 herein, Offeree may accept such Offer in respect of all but not a portion of the Offered Shares by giving a written notice to that effect to the Offeror within three (3) Business Days (day Offer Notice is given is not counted) after being served with the Offer (the “Offer Notice Period”).

7.3 Acceptance - If Offeree accepts the Offer, then Offeree shall deliver to the Offeror a written acceptance notice (the "Acceptance Notice"), and shall acquire the Offered Shares from Offeror on the terms aforementioned in the Offer Notice. Offeree shall pay the price of the Offered Shares within five (5) Business Days after delivering the Acceptance Notice to Offeror against receipt of a duly executed Share Transfer Deed (or Deeds) for the Offered Shares.

7.4 Rejection - If Offeree rejects the Offer by so notifying the Offeror in writing within the Offer Notice Period, or fails to notify the Offeror in writing of the acceptance of the Offer within the Offer Notice Period, Offeree will be deemed to have rejected the Offer and the Offeror may sell the Offered Shares on the terms mentioned in the Offer (or upon such other more favorable terms to the purchaser specified in the Offer). If the Offeror fails to sell the Offered Shares under those terms to the Proposed Transferee during a thirty (30) day period after the expiry of the Offer Notice Period the right of the Offeror to sell the Offered Shares will again be subject to the Right of First Offer as specified in this Section 7. Notwithstanding the aforesaid, with respect to Offers to sell Offered Shares in coordinated or uncoordinated sales on the TASE, in the event the Offer was not accepted, the Offeror may sell the Offered Shares on the TASE during the 30 day period at the price that will actually be paid by the purchasers of those Offered Shares.

7.5 If the Offeror intends to sell shares in an uncoordinated transaction on the TASE an aggregate cumulative amount equal to or greater than (i) 1,000,000 Offered Shares within a calendar quarter, (ii) 2,500,000 Ordinary Shares within a calendar year, and (iii) 5,000,000 Ordinary Shares until termination of this Shareholders Agreement, then the Offer Price payable by the Offeree to the Offeror for each of the Offered Shares will be the average closing price of the Ordinary Shares on the TASE during the three (3) trading days immediately preceeding the Notice of Offer. Offeree may accept the Offer in part. Offeree shall pay the Offer Price of the Offered Shares within five (5) Business Days after expiry of the Offer Notice Period.

7.6 If Offeror intends to sell the Offered Shares on the TASE, in a coordinated transaction, then the Notice Offer Period shall be one (1) Business Day (day Offer Notice is given is not counted) after being served with the Offer, and the price payable by the Offeree to the Offeror for each of the Offered Shares will be the closing price of the Company’s shares on the TASE on the day before the Offer Notice is given. Offeree can not accept the Offer in part. Offeree shall pay the Offer Price of the Offered Shares within five(5) Business Days after expiry of the Offer Notice Period.

7.7 If Offeror intends to sell the Offered Shares in a private transaction outside of the TASE, then the Notice Offer Period shall be three (3) Business Days (day Offer Notice is given is not counted) after being served with the Offer, and the price payable by the Offeree to the Offeror for each of the Offered Shares will be the price specified in the Offer Notice. Offeree can not accept the Offer in part. Offeree shall pay the price of the Offered Shares within five(5) Business Days after expiry of the Offer Notice Period.

7.8 A table summarizing certain terms set forth in Sub-Sections 6.3, 7.2, 7.5, 7.6, 7.7 and 8, is brought herein for the convenience of the Parties (all subject to Sections 6.5.1 and 6.5.2):

Type of proposed sale	Offer Price	Offer Notice Period	Payment after acceptance	Applicability of Tag Along Rights
Uncoordinated transaction on the TASE of an aggregate cumulative amount less than (i) 1,000,000 Offered Shares within a calendar quarter, (ii) 2,500,000 Ordinary Shares within a calendar year, and (iii) 5,000,000 Ordinary Shares until termination of this Shareholders Agreement
	No Right of First Offer, unless the cumulative quantity caps of Offered Shares per a calendar quarter, calendar year and the duration of this Shareholders Agreement have been reached.	n.a.	n.a.	No
Uncoordinated sale on the TASE of an aggregate cumulative amount equal to or greater than (i) 1,000,000 Offered Shares within a calendar quarter, (ii) 2,500,000 Ordinary Shares within a calendar year, and (iii) 5,000,000 Ordinary Shares until termination of this Shareholders Agreement
	The average closing price of the Ordinary Shares on the TASE during the three (3) trading days immediately preceeding the Notice of Offer.	Three (3) Business Days (day Offer Notice is given is not counted) after being served with the Offer.	Within five (5) Business Days after expiry of the Offer Notice Period.	No
Coordinated sale on the TASE of Offered Shares	The closing price of the Company’s shares on the TASE on the day before the Offer Notice is given.	One (1) Business Day (day Offer Notice is given is not counted) after being served with the Offer	Within five (5) Business Days after expiry of the Offer Notice Period.	Yes.
Private transaction outside of the TASE	The price specified in the Offer Notice.	Three (3) Business Days (day Offer Notice is given is not counted) after being served with the Offer.	Within five (5) Business Days after expiry the Offer Notice Period.	Yes.

SECTION 8.  “TAG ALONG” RIGHTS

Each Party, and with respect to SFKT only so long as SFKT’s shareholding in the Company is twenty percent (20%) or more of SFKT's Original Holdings, is entitled to “tag along” with any sale by the other Party on a pro rata basis as follows:

8.1 The "tag along" right - If a third party (a "Buyer") agrees to purchase any or all of the Ordinary Shares owned by either Party (“Selling Party”), except where the sale is to a Permitted Transferee, and if the other Party has not exercised its Right of First Offer pursuant to Section 7 above with respect to such sale, the Selling Party shall not consummate that sale unless it first offers to the other Party hereto, by a written notice as provided herein, the right to participate in such sale to the Buyer, upon the same terms and conditions as contained in the Buyer's offer, on a pro-rata basis based upon each Party’s respective ownership of shares in the Company and the total amount of Ordinary Shares offered for sale, all calculated in accordance with the following. The number of shares that the Selling Party may sell pursuant to such offer shall be reduced, so as to allow the other Party to sell its pro-rata portion, which pro-rata portion in such sale shall be the result of the multiplication of the offered shares by a fraction: (a) the numerator of which is the number of shares of the Company held by such Party; and (b) the denominator of which is the total number of shares held by both parties (Selling Party and the other Party) to this Shareholders Agreement.

8.2 Tag Along Notice - The Selling Party shall give the other Party hereto a written tag-along notice, of his intention to offer Ordinary Shares of the Company, stating (i) the total proposed number of Ordinary Shares to be sold, (ii) the number of Ordinary Shares to which this participation right applies, (iii) the identity of the third party, if known, and (iv) all other proposed terms and conditions of the sale.

8.3 Response and Acceptance - The other Party hereto shall have three (3) Business Days after actual receipt of the tag along notice to accept the offer to participate in the sale of Ordinary Shares in accordance with the terms set forth in the Selling Party’s notice.

8.4 Rejection - Failure by the other Party to deliver notice of reply as aforesaid, or to complete the sale within the time period specified in the terms of sale, shall be deemed to be a refusal by such Party to exercise its right hereunder in the particular instance. In such event The Selling Party may transfer the Ordinary Shares covered by the offer on terms and conditions not more favorable to the transferor than those described in the offer.

8.5 Notwithstanding the aforesaid, any uncoordinated sale of Ordinary Shares by either Party hereto on the TASE will not be subject to the tag along provisions.

SECTION 9. PURCHASE OF CERTAIN BANK'S RIGHTS

In the event that the Bank will offer any of the Parties, to purchase the Bank's Option or the Ordinary Shares that will derive to the Bank upon the exercise of the Bank's Option (collectively, the "Bank's Rights") at the price specified by the Bank in the Bank's offer, then the Parties agree that:

9.1 If each of the Parties agrees to purchase the Bank's Rights on the terms and conditions set forth in the Bank's offer, then each Party shall purchase its pro rata share of the Bank’s Rights, based on each Party’s pro-rata share in the outstanding share capital of the Company at that time, and pay the Bank the full price for such pro rata share of the Bank’s Rights set forth in the Bank's offer, and accept the Bank's Rights transferred to it. For purposes of this Section 9, the term “pro-rata share” shall mean the ratio between the number of Ordinary Shares held by a Party and the aggregate number of Ordinary Shares held by both Parties collectively.

9.2 If either Party rejects the Bank's offer, then such Party (the "Rejecting Party") will so notify the other Party within One (1) Business Day from receiving the Bank's offer and the other Party shall have the right to purchase all of the Bank's Rights.

SECTION 10. MANAGEMENT FEES

10.1 Alpine and SFKT will use their voting power in the Company to support the payment of management fees to Alpine and SFKT in an annual aggregate amount of not less than US$ 150,000 (or such other amount agreed to from time to time by the Bank) which, so long as SFKT owns not less than 50% of SFKT's Original Holdings, and only for so long, will be split between the Parties, so that half of such management fees paid by the Company as provided for in the First Amendment to the Deed of Amendment will be payable by the Company directly to Alpine, and half of such management fees paid by the Company will be payable (plus VAT) by the Company directly to SFKT. Alpine agrees to cause The Alpine Group Inc. to amend the Deed of Amendment between the Company and The Alpine Group Inc., so that SFKT will be able to provide management services to the Company and be paid as provided in this Sub-Section 10.1.

10.2 The rights and obligations of the Parties under this Section 10 are subject to any overriding requirements and all other restrictions, agreements or arrangements affecting the Company under any applicable law or otherwise.

SECTION 11. BINDING EFFECT AND SUCCESSORS

This Shareholders Agreement shall be binding on, and enforceable against, and shall inure to the benefit of, the Parties hereto and their Permitted Transferees. No party may assign either this Shareholders Agreement or any of its rights, interests, or obligations hereunder to an assignee that is not a Permitted Transferee without the prior written approval of the other Party.

SECTION 12. REVERSAL OF RIGHTS AND OBLIGATIONS

12.1 The respective rights and obligations of Alpine and SFKT or ART P.E. pursuant to this Shareholders Agreement shall apply with respect thereto and with respect to their Permitted Transferee/s as long as Alpine or its Permitted Transferee/s holdings in the Company exceeds SFKT or its Permitted Transferee/s holdings in the Company, and so long as the Parties in the aggregate own more than 15% of the Company's outstanding share capital.

12.2 In the event that (i) the Parties in the aggregate own more than 15% of the Company's outstanding share capital and (ii) SFKT or its Permitted Transferee/s holdings in the Company exceed the holdings of Alpine or its Permitted Transferee/s holdings in the Company then Alpine will support SFKT's nominees for a majority of the Company's Board of Directors, ("SFKT's Rights To Majority Board Control") and Alpine will have the right to elect, appoint, dismiss and replace one of the directors to the Company's Board of Directors.  However, SFKT's Rights to appoint the majority of the directors in such instance are separately subject to the requirements of Section 5.2 (i.e. that SFKT not hold less than 50% of SFKT's Original Holdings).

SECTION 13. TERMINATION

This Shareholders Agreement shall terminate and will not bind the Parties in any respect upon the occurrence of any of the following events:

13.1 The shareholding of either of the Parties and their Permitted Transferees falls below 2% of the issued and paid up share capital;

13.2  The aggregate Ordinary Shares owned by the Parties and their Permitted Transferees falls below 15% of the Company’s issued and paid up share capital;

13.3 Technologies resolves to distribute the Company’s shares held thereby to its shareholders (or if SFKT’s Original Holdings will be issued to Art P.E. - ART P.E. resolves to distribute the Company’s shares held thereby to its partners), provided that at least 7 years elapsed from the date of execution of this Shareholders Agreement.

SECTION 14. WAIVER AND FORBEARANCE

No waiver of any term or provision of this Shareholders Agreement shall be effective unless made in writing signed by the party to be charged. No rights of any party shall be prejudiced or restricted by any indulgence or forbearance to any other party or parties and no waiver by any party in respect of any breach of any term or provision of this Shareholders Agreement shall operate or construed as a waiver in respect of any subsequent breach.

SECTION 15. GOVERNING LAW AND COMPETENT COURTS

The construction, validity, interpretation and performance of this Shareholders Agreement shall be governed by the Laws of the State of Israel, and the competent courts of Tel-Aviv shall have exclusive jurisdiction in all matters relating to this Shareholders Agreement, to the exclusion of any other jurisdiction.

SECTION 16. CONFLICT OF TERMS

In the event of any ambiguity or conflict arising between the terms of this Shareholders Agreement and those of the Company’s Memorandum or Articles of Association, the terms of this Shareholders Agreement shall prevail as between the parties hereto.

SECTION 17. PERIODS

17.1 Periods stated in this Shareholders Agreement in terms of months shall be calculated on the basis of Gregorian calendar months.

17.2  All references in this Shareholders Agreement to days are references to Business Days both in Israel and in the U.S.A (Eastern Time). "Business Days" means any day that is not Saturday, Sunday, or a day on which banking institutions in New York, NY, and in the State of Israel are authorized or required to be closed.

SECTION 18. NOTICES

All notices or communications required or permitted hereunder shall be deemed duly given when received on a Business Day (and if sent on a day which is not a Business Day, on the next succeeding Business Day) by any of the parties hereto to the other parties if such notice or communication is (i) dated and in writing and (ii) personally delivered or sent by email, or by fax, receipt confirmed, as follows:

If to Alpine and/or to SCH, as follows:

C/o The Alpine Group, Inc.
One Meadowlands Plaza, Suite 801
East Rutherford, New Jersey 07073
U.S.A
Attention: Executive Vice President
Fax: (201) 549-4428
E-mail: mposner@alpine-group.com

With a simultaneous copy to:

Shiboleth, Yisraeli, Roberts, Zisman & Co.
46 Montefiore Street, Tel Aviv 65201
Att. Richard M. Roberts, Esq.
Fax: 972-3-7103322
Email: R.Roberts@shibolet.com

If to SFKT, as follows:

Shrem Fudim Kelner Technologies Ltd.
Platinum Tower, fl. 18,
21, Ha'Arbaa St., Tel Aviv, 64739
Fax: 972-3-6845554
Email:shremi@sfk.co.il

With a simultaneous copy to:

Lahav, Litvak-Abadi & Co.
52, Menachem Begin Street,
Tel Aviv 67137
Att: Nira Lahav, Esq.
Fax: 972-3-6882021
Email: nira@lahavlit-law.co.il

And to: dorit@sfkt.co.il

The above addresses respectively shall also be the addresses of the parties hereto for service of documents of any kind.

The above address or addresses may be changed by the relevant party by notice in writing furnished to all persons at their above designated residences, as provided. Such notice shall be deemed to have been given as of the date received or as otherwise set forth herein.

SECTION 19. AMENDMENTS

No modification or amendment of this Shareholders Agreement may be made except by an instrument in writing, signed by all the parties hereto.

SECTION 20. MISCELLANEOUS

20.1 Press Releases and Public Announcements. Any and all press releases or public announcements that a Party is required to make under any applicable law or are otherwise proposed to be made in connection herewith, will be made, to the extent possible and permissible under any applicable law, following the prior coordination of the contents thereof with the other Party.

20.2 No Third-Party Beneficiaries. This Shareholders Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and Permitted Transferees.

20.3 Entire Agreement. This Shareholders Agreement (including the documents referred to herein) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they have related in any way to the subject matter hereof.

20.4 Counterparts. This Shareholders Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

20.5 Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Shareholders Agreement.

20.6 Invalidity of Provision. The invalidity or unenforceability of any provision of this Shareholders Agreement shall not affect the validity or enforceability of the remainder of this Shareholders Agreement.

AS WITNESS WHEREOF the parties hereto have duly executed this Shareholders Agreement as of the date first above written.

Alpine Holdco Inc.	Shrem Fudim Kelner Technologies Ltd.	Superior Cables Holding (1997) Ltd.
By: /s/ K. Mitchell Posner	By: /s/ Itschak Shrem	By: /s/ Stewart H. Wahrsager
K. Mitchell Posner	Itschak Shrem	Stewart H. Wahrsager